Exhibit 99.1

InPlay Technologies Appoints Van H. Potter President and COO

PHOENIX--(BUSINESS WIRE)--InPlay Technologies (NASDAQ: NPLA), a developer of innovative human interface devices for electronic products, announced that it has appointed Van Potter President and Chief Operating Officer.

“Van is a results-oriented executive with a strong track record in global business development and operations management. I am confident that he will be a tremendous asset to our leadership team,” said Steve Hanson, chairman and CEO, InPlay.

“InPlay has made great progress in the last year advancing its technology platform, building a network of partners and growing the customer pipeline. I am pleased to join the team and help execute on the growth opportunities in front of us,” Potter said.

Potter, 50, joins InPlay from Pixtronix, where he was vice president, business development for the emerging provider of portable display technologies. Previously, Potter was senior vice president of marketing for International DisplayWorks, which had acquired Three-Five Systems small form-factor display business. From 2002 to 2005, he held senior management positions with Three-Five, including senior vice president, electronic manufacturing services; senior vice president, business groups and heading up the Display Products division. From 1994 to 2002, Potter held management, marketing and new business development posts at Rogers Corp. and Durel Corp.

Potter holds a B.S. in mechanical engineering from Northeastern University and an M.B.A. from Arizona State University.

About InPlay Technologies

InPlay Technologies is a developer of innovative human interface devices for electronic products. The company's FinePoint division offers the only digital-based pen-input solution for the rapidly growing mobile computing market. With InPlay’s digital technology, OEMs have an almost limitless roadmap for development of new features and functions for their product designs. The Company’s Duraswitch® brand of electronic switch technologies couples the friendly tactile feedback of mechanical pushbuttons and rotary dials with the highly reliable, thin profile of membrane switches enabling OEMs to create ergonomic, space saving input panels for a wide range of applications. Visit www.inplaytechnologies.com for more information.

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding management’s expectations for future operations. Risks and uncertainties that could cause results to differ materially from those projected include unanticipated difficulties related to our technologies and customer opportunities and other uncertainties described from time to time in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2007 as filed with the Securities and Exchange Commission on March 24, 2008. These forward-looking statements represent our beliefs as of the date of this press release and we disclaim any intent or obligation to update these forward-looking statements.

CONTACT:
InPlay Technologies, Inc., Phoenix
Heather Beshears
Vice President, Corporate Communications
480-586-3357
Heather@InPlayTechnologies.com